EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE: CONTACT: PHONE:	January 28, 2011 Thomas D. Cestare Executive Vice President and Chief Financial Officer (215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

PHILADELPHIA, PENNSYLVANIA, January 28, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Mutual Savings Bank (the “Bank” or the “Company”), today announced its financial results for the quarter and year ended December 31, 2010.

Beneficial recorded a net loss of $0.4 million, or $0.00 per share, for the quarter ended December 31, 2010, compared to net income of $6.2 million, or $0.08 per share, for the quarter ended December 31, 2009.  Net loss for the year ended December 31, 2010 totaled $9.0 million, or $0.12 per share, compared to net income of $17.1 million, or $0.22 per share, for the year ended December 31, 2009.

The net loss for the quarter and year ended December 31, 2010 was primarily due to higher provisions for loan losses. For the quarter and year ended December 31, 2010 the provision for loan losses were $8.0 million and $70.2 million, respectively, compared to $3.6 million and $15.7 million for the quarter and year ended December 31, 2009, respectively.  Although the provision for loans losses decreased during the fourth quarter of 2010 compared to the third quarter of 2010, our commercial loan portfolio, primarily commercial real estate loans, continues to experience high charge-off levels.  Some economic measures are showing signs of improvement, however we believe the recovery for commercial real estate in our region will take some time causing continued downward pressure on property valuations.  The Company is charging-off the collateral deficiency on all of its classified collateral dependent loans once they are 90 days delinquent across all loan portfolios given our outlook for commercial real estate in our region.

Results for the quarter ended December 31, 2010 compared to the prior year period were also impacted by the final adjustment of income tax expense for the year based on full year pre-tax income/(loss).  This resulted in an income tax expense of $3.3 million on pre-tax income of $2.9 million for the quarter ended December 31, 2010 compared to income tax expense of $0.1 million on pre-tax income of $6.2 million for the quarter ended December 31, 2009.

At December 31, 2010, the Company’s allowance for loan losses totaled $45.4 million, or 1.6% of total loans, and non-performing assets were $140.4 million, resulting in an allowance for loan losses to non-performing assets ratio of 32.3% compared to an allowance for loan losses of $45.9 million, or 1.6% of total loans, and non-performing assets of $162.9 million, resulting in an allowance for loan losses to non-performing assets ratio of 28.2% at December 31, 2009.

Gerard Cuddy, Beneficial’s President and CEO, stated “Although our financial results improved from the third quarter, credit costs continue to have a significant impact on our business and we expect these costs to remain elevated in 2011.  Despite a difficult year, we made progress in a number of areas that will well position Beneficial when economic conditions improve.  During 2010, we increased both net interest income and non-interest income, widened our net interest margin, improved our operating efficiency, grew core deposits, expanded our presence with two new campuses in Cherry Hill, New Jersey and preserved our capital.  In 2011, we will continue to be focused on improving our core profitability as we manage through the current credit environment. We are committed to educating our customers and providing the tools necessary to make wise financial decisions and will continue to invest in our customers, employees and communities.”

Beneficial’s capital levels and liquidity at December 31, 2010 remain strong with excess capital of $189.2 million and $267.0 million above the well capitalized levels as shown below:

	12/31/10 Capital Ratios	12/31/10 Excess Capital

Tangible Capital	10.16%
Tier 1 Capital (to average assets)	8.89%	$189,222
Tier 1 Capital (to risk weighted assets)	15.69%	$267,026
Total Capital (to risk weighted assets)	16.95%	$191,471

Highlights for the quarter and year ended December 31, 2010:

•
Total assets increased $30.6 million, or 0.6% during the quarter and $256.1 million, or 5.5% during the year to $4.9 billion at December 31, 2010 up from $4.7 billion at December 31, 2009 primarily due to increases in the investment portfolio.

•
Total deposits increased $84.0 million, or 2.2% from September 30, 2010 and $433.1 million, or 12.3% to $3.9 billion at December 31, 2010 from $3.5 billion at December 31, 2009 as we sought to increase core deposits, which have increased to 78% of the total deposit portfolio.

•
Net interest margin increased 10 basis points for the quarter ended December 31, 2010 to 3.24% from 3.14% for the quarter ended September 30, 2010.  For the year ended December 31, 2010 the net interest margin increased 4 basis points to 3.32% from 3.28% for the year ended December 31, 2009, due to growth in interest earning assets and a reduction in deposit and borrowing costs.

•	Allowance for loan losses totaled $45.4 million with non-performing assets dropping to $140.4 million or 13.8% at December 31, 2010 compared to $162.9 million at December 31, 2009.

•	Capital levels remain strong with total equity equal to 12.5% of total assets and tangible capital to tangible assets of 10.16%.

•
Beneficial repurchased 639,000 of its common shares owned by public shareholders at an average price of $7.58 during the fourth quarter at a total cost of $4.9 million.  For the year ended December 31, 2010, Beneficial repurchased 1,139,000 shares of it common stock at an average price of $8.62, at a total cost of $9.9 million.

Balance Sheet

Total assets increased $256.1 million, or 5.5%, to $4.9 billion at December 31, 2010 compared to $4.7 billion at December 31, 2009. The growth in total assets was primarily attributable to an increase in investment securities of $288.7 million and other assets of $92.3 million. Beneficial’s loan portfolio balance remained stable during 2010 at $2.8 billion despite low demand for both consumer and business loans as consumers and businesses continue to deleverage and remain cautious about the economy.

Total deposits increased $433.1 million, or 12.3%, to $3.9 billion at December 31, 2010 compared to $3.5 billion at December 31, 2009. Increases in checking accounts of $410.6 million and savings accounts of $164.1 million were partially offset by decreases in time deposits of $97.9 million and money market accounts of $43.7 million.

Net Interest Income and Margin

For the quarter ended December 31, 2010, Beneficial reported net interest income of $37.1 million, an increase of $2.3 million, or 6.6%, from the same quarter in 2009. The net interest margin decreased 5 basis points to 3.24% for the quarter ended December 31, 2010, from 3.29% for the same quarter in 2009 as the low interest rate environment reduced the yields on our investment portfolio decreasing the rate on our interest earning assets.  This decrease in yield on interest earning assets was offset by reductions in rates paid on our deposits and lower borrowings costs.  For the year ended December 31, 2010, net interest income increased $20.3 million, or 15.9%, to $147.6 million compared to $127.3 million for the year ended December 31, 2009 with the net interest margin increasing 4 basis points to 3.32%.  Although the yield on interest earnings assets also decreased for the year ended December 31, 2010 given the reduction on yields for the investment portfolio, deposit repricings and decreases in borrowings have lowered the cost of interest bearing liabilities and improved net interest margin during the year.

Non-interest Income

Non-interest income increased to $6.9 million for the quarter ended December 31, 2010, from $6.2 million recorded for the same quarter in 2009.  Results for the quarter ended December 31, 2010 include a $1.3 million increase in service charges and other income to $4.8 million due to higher interchange fees and increases in the cash surrender value of life insurance.

For the year ended December 31, 2010, non-interest income increased $373 thousand to $27.2 million from $26.8 million for the year ended December 31, 2009.  This increase was primarily a result of an increase in service charges and other income of $2.2 million, insurance and advisory income of $525 thousand, trading securities profits of $298 thousand and a decrease in impairment charges on securities available for sale of $1.5 million, partially offset by a decrease in gains on sale of investment securities available for sale of $4.1 million.

Non-interest Expense

Non-interest expense for the quarter ended December 31, 2010 increased $1.9 million or 6.2% to $33.1 million when compared to the same period in 2009 and increased $8.5 million, or 7.1%, to $128.4 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.  The increases were primarily due to increases in salaries and benefits from normal merit increases, as well as growth in the number of employees. The Company also had increases in marketing expenses as it continued to enhance its product offerings and visibility in the marketplace and increases in expenses for internet banking, debit card rewards programs and expenses and losses related to other real estate owned. For the year ended December 31, 2010 the Company’s efficiency ratio dropped to 73.4% compared to 77.7% for the year ended December 31, 2009.

Asset Quality

Non-performing assets, including loans 90 days past due and still accruing, decreased to $140.4 million, or 2.85% of total assets at December 31, 2010 from $162.9 million, or 3.49% of total assets at December 31, 2009 as a result of the charge-offs recorded during quarter and year ended December 31, 2010. Net charge-offs during the quarter and year ended December 31, 2010 were $7.6 million and $70.7 million, respectively compared to $0.5 million and $6.7 million during the quarter and year ended December 31, 2009, respectively.   The Company charges-off any collateral deficiency on all collateral dependent classified loans once they are 90 days delinquent. Non-performing assets at December 31, 2010 include $27.9 million, or 19.9%, of government guaranteed student loans where Beneficial has little risk of credit loss. Non-performing assets increased $6.6 million to $140.4 million at December 31, 2010 from $133.8 million at September 30, 2010.  The increase in nonperforming assets was due primarily to collateral deficiencies for commercial real estate loans that were charged off during the fourth quarter of 2010.

Provisions for credit losses of $8.0 million and $70.2 million were recorded for the quarter and year ended December 31, 2010, respectively, compared to $3.6 million and $15.7 million for the quarter and year ended December 31, 2009, respectively. The increase in the provision for loan losses recorded for the quarter ended and year December 31, 2010 was primarily driven by increased reserves required for commercial real estate loans given the continued deterioration in the value of collateral for these loans as the overall economic environment in the Company’s region struggles to recover. The allowance for loan losses remained constant at 1.6% at December 31, 2010 and 2009.

The Company continues to rigorously review its loan portfolio to ensure that the collateral values remain sufficient to support the outstanding loan balances.  In addition, Beneficial will continue to work diligently to maximize the recovery of balances that have been charged off.

Capital

Stockholders’ equity totaled $615.5 million, or 12.5%, of total assets at December 31, 2010 compared to $637.0 million, or 13.6% of total assets at December 31, 2009. Beneficial repurchased 1,139,000 of shares of its common stock owned by public shareholders at an average price of $8.62 during the year ended December 31, 2010 at a total cost of $9.9 million.  Beneficial’s tangible equity to tangible assets totaled 10.16% at December 31, 2010 compared to 11.14% at December 31, 2009.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services.  Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853.  The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 65 offices in the greater Philadelphia and Southern New Jersey regions.  Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios.  Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)

	December 31, 2010	September 30, 2010	December 31, 2009
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$33,778	$38,223	$39,739
Overnight investments	56,521	177,887	139,962
Total cash and cash equivalents	90,299	216,110	179,701

Trading Securities	6,316	-	31,825

Investment Securities:
Available-for-sale	1,541,991	1,419,095	1,287,106
Held-to-maturity	86,609	88,782	48,009
Federal Home Loan Bank stock, at cost	23,244	27,168	28,068
Total investment securities	1,651,844	1,535,045	1,363,183
Loans:	2,796,402	2,768,753	2,790,119
Allowance for loan losses	(45,366)	(44,959)	(45,855)
Net loans	2,751,036	2,723,794	2,744,264

Accrued Interest Receivable	19,566	18,483	19,375

Bank Premises and Equipment, net	64,339	69,466	81,255
Other Assets:
Goodwill	110,486	110,486	110,486
Bank owned life insurance	33,818	33,464	32,357
Other intangibles	16,919	17,777	20,430
Other assets	185,162	174,561	90,804
Total other assets	346,385	336,288	254,077
Total Assets	$4,929,785	$4,899,186	$4,673,680
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$282,050	$292,159	$242,412
Interest bearing deposits	3,660,254	3,566,144	3,266,835
Total deposits	3,942,304	3,858,303	3,509,247
Borrowed funds	273,317	343,313	433,620
Other liabilities	98,617	63,481	93,812
Total liabilities	4,314,238	4,265,097	4,036,679
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	-	-	-
Common Stock - $.01 par value	823	823	823
Additional paid-in capital	348,415	347,581	345,356
Unearned common stock held by employee stock ownership plan	(22,587)	(23,073)	(25,489)
Retained earnings (partially restricted)	304,232	304,589	313,195
Accumulated other comprehensive income, net	(1,882)	12,752	6,712
Treasury stock, at cost	(13,454)	(8,583)	(3,596)
Total stockholders’ equity	615,547	634,089	637,001

Total Liabilities and Stockholders’ Equity	$4,929,785	$4,899,186	$4,673,680

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
 (Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
INTEREST INCOME:
Interest and fees on loans	$36,812	$36,660	$146,753	$140,183
Interest on overnight investments	116	110	437	113
Interest on trading securities	16	1	85	1
Interest and dividends on investment securities:
Taxable	10,481	12,145	45,627	49,438
Tax-exempt	1,060	1,131	4,612	3,239
Total interest income	48,485	50,047	197,514	192,974
INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	2,926	2,637	10,541	9,052
Money market and savings deposits	2,463	2,404	9,507	11,073
Time deposits	3,088	5,564	14,710	26,724
Total	8,477	10,605	34,758	46,849
Interest on borrowed funds	2,930	4,675	15,138	18,783
Total interest expense	11,407	15,280	49,896	65,632

Net interest income	37,078	34,767	147,618	127,342

Provision for loan losses	8,000	3,597	70,200	15,697
Net interest income after provision for loan losses	29,078	31,170	77,418	111,645

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,941	1,854	8,658	8,133
Service charges and other income	4,859	3,523	15,934	13,743
Impairment charge on securities available-for-sale	-	(161)	(88)	(1,587)
Gain on sale of investment securities available-for-sale	16	982	2,390	6,530
Trading securities profits	91	28	326	28
Total non-interest income	6,907	6,226	27,220	26,847

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,733	15,387	61,048	58,251
Occupancy expense	2,848	2,920	11,815	11,992
Depreciation, amortization and maintenance	2,401	2,098	9,260	8,822
Marketing expense	857	1,764	5,898	5,889
Intangible amortization expense	858	881	3,511	3,555
Impairment of goodwill	-	-	-	976
FDIC Insurance	1,541	1,249	5,606	5,633
Other	9,836	6,857	31,252	24,748
Total non-interest expense	33,074	31,156	128,390	119,866

Income (Loss) before income taxes	2,911	6,240	(23,752)	18,626

Income tax expense (benefit)	3,267	49	(14,789)	1,537

NET INCOME (LOSS)	$(356)	$6,191	$(8,963)	$17,089

EARNINGS (LOSS) PER SHARE – Basic	$(0.00)	$0.08	$(0.12)	$0.22
EARNINGS (LOSS) PER SHARE – Diluted	$(0.00)	$0.08	$(0.12)	$0.22

Average common shares outstanding – Basic	77,215,313	77,687,208	77,593,808	77,693,082
Average common shares outstanding – Diluted	77,215,313	77,765,818	77,593,808	77,723,668

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)

Net Interest Margin Table

	Quarter Ended December 31,				Year ended December 31,
	2010		2009		2010		2009
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
Description (in thousands)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Overnight investments	$182,355	0.25%	$183,913	0.23%	$172,712	0.25%	$47,734	0.23%

Investments	1,602,488	2.88%	1,262,738	4.21%	1,479,092	3.40%	1,181,415	4.46%

Loans:	2,784,525	5.27%	2,772,867	5.27%	2,794,245	5.25%	2,650,116	5.29%
Residential	690,899	5.07%	637,432	5.47%	672,391	5.22%	585,565	5.56%
Commercial Real Estate	780,283	5.21%	779,724	4.69%	786,296	4.95%	778,120	4.98%
Business and Small Business	528,199	5.71%	517,015	5.71%	535,611	5.57%	443,929	5.63%
Personal Loans	785,144	5.21%	838,696	5.38%	799,947	5.36%	842,502	5.21%

Total Interest Earning Assets	$4,569,368	4.23%	$4,219,518	4.73%	$4,446,049	4.44%	$3,879,265	4.97%

Deposits:	3,645,172	0.92%	3,210,611	1.31%	3,433,609	1.01%	2,860,627	1.64%
Savings	677,377	0.73%	489,480	0.72%	623,819	0.73%	427,478	0.62%
Money Market	620,670	0.77%	664,126	0.91%	622,762	0.80%	611,930	1.37%
Demand	387,606	0.26%	334,052	0.34%	373,737	0.29%	322,195	0.47%
Demand - Municipals	1,107,952	0.96%	779,826	1.20%	932,004	1.02%	518,383	1.46%
Total Core	2,793,605	0.77%	2,267,484	0.88%	2,552,322	0.79%	1,879,986	1.07%

Time Deposits	851,567	1.45%	943,127	2.34%	881,287	1.68%	980,641	2.73%

Borrowings	314,836	3.69%	440,900	4.21%	379,534	3.99%	454,997	4.13%

Total Interest Bearing Liabilities	$3,960,008	1.14%	$3,651,511	1.66%	$3,813,143	1.31%	$3,315,624	1.98%

Non-interest bearing deposits	282,863		241,772		268,702		239,871

Net interest margin		3.24%		3.29%		3.32%		3.28%

ASSET QUALITY INDICATORS (Dollars in thousands)	December 31, 2010	September 30, 2010	December 31, 2009

Non-performing assets:
Non-accruing loans	$95,803	$89,205	$72,307
Accruing loans past due 90 days or more*	27,932	27,106	81,512
Total non-performing loans**	$123,735	$116,311	$153,819

Real estate owned	16,694	17,438	9,061

Total non-performing assets	$140,429	$133,749	$162,880

Non-performing loans to total loans	4.42%	4.20%	4.32%
Non-performing loans to total assets	2.51%	2.37%	2.58%
Non-performing assets to total assets	2.85%	2.73%	3.49%
Non-performing assets less accruing loans Past due 90 days or more to total assets	2.28%	2.18%	2.45%

* Includes $27.9 million, $26.4 million and $33.1 million in government guaranteed student loans as of December 31 and, September 30, 2010 and December 31, 2009, respectively.

** Includes $26.7 million, $26.5 million and $33.3 million of troubled debt restructured loans (TDRs) as of December 31 and September 30, 2010 and December 31, 2009, respectively.

PERFORMANCE RATIOS (annualized)	For the Quarter Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009

Return on average assets	(0.04)%	0.53%	(0.18)%	0.40%
Return on average equity	(0.28)%	3.84%	(1.39)%	2.74%
Net interest margin	3.24%	3.29%	3.32%	3.28%
Efficiency ratio	75.35%	76.10%	73.44%	77.74%
Tangible Common Equity	10.16%	11.14%	10.16%	11.14%

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